EXHIBIT 99.1
Phoenix Footwear Group, Inc.

FOR IMMEDIATE RELEASE
PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES COMPLIANCE
RESPONSE TO WARNING LETTER FROM AMEX
Carlsbad, California, November 23, 2005 — Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that it received notification from the American Stock Exchange (“AMEX”) that its additional listing application for the shares of common stock issued as part of the purchase price in its acquisition of the Chambers Belt Company had been approved, resolving a compliance deficiency.
     On November 18, 2005, the Company received a warning letter from the staff of AMEX that it was not in compliance with Section 301 of the AMEX Company Guide because the shares of common stock issued in connection with the Chambers Belt Company acquisition were issued without approval from AMEX. On November 21, 2005, the Company filed an application for listing the additional shares with AMEX. In the approval letter, AMEX staff advised that it would not initiate a further continued listing evaluation and follow-up procedures as specified in Section 1009 of the Company Guide, and it considered the matter to be closed.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 395-2215
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com